Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Donald H. Hunter

617-878-1600

HARBOR GLOBAL COMPANY LTD. REPORTS RESULTS FOR THE

QUARTER ENDED JUNE 30, 2006

Boston, Massachusetts, July 27, 2006. Harbor Global Company Ltd. (“Harbor Global”) (OTC BB:HRBGF) reported a net loss of $1.3 million ($0.22 per share) on revenues of $3.1 million for the second quarter of 2006 compared to breaking even on revenues of $3.2 million in the second quarter of 2005. The $1.3 million decrease in net income during the second quarter of 2006 compared to the second quarter of 2005 was attributable primarily to a $1.0 million decrease in realized portfolio gains and a $0.2 million increase in dividend withholding taxes.

For the six months ended June 30, 2006, the Company reported a net loss of $1.2 million ($0.21 per share) on revenues of $6.2 million compared to a net loss of $0.5 million ($0.09 per share) on revenues of $6.0 million for the six months ended June 30, 2005. The $0.7 million increase in net losses was attributable primarily to a $1.0 million decrease in realized portfolio gains offset by a $0.3 million increase in management fee revenue.

HARBOR GLOBAL COMPANY LTD.

All amounts except per share are in millions of U.S. dollars

	Second Quarter		Six Months Ended June 30
	2006	2005	2006	2005
Revenues	$3.1	$3.2	$6.2	$6.0

Earnings (Loss)	$(1.3)	$—	$(1.2)	$(0.5)

Per Share Earnings (Loss)	$(0.22)	$—	$(0.21)	$(0.09)

Segment Information
Revenues
Russian Real Estate Management and Investment Management	$2.8	$2.9	$5.7	$5.4
Real Estate Management	0.3	0.3	0.5	0.6
Other	—	—	—	—

Segment (Loss) Earnings
Russian Real Estate Management and Investment Management	$(1.1)	$(0.2)	$(0.9)	$(0.5)
Real Estate Management	(0.3)	0.1	(0.5)	(0.1)
Other	0.1	0.1	0.2	0.1

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This press release, as well as certain future oral and written statements of Company management, contains forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on currently available information and management expectations that involve substantial risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from management’s expectations as stated in such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: economic, political and regulatory stability in Russia, increased competition in the Russian commercial real estate market, increased competition in the Russian investment management market, the loss of one or more key officers and managers as well as the risks set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

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